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                                                                  Exhibit 10(cc)

                             SPLIT DOLLAR ASSIGNMENT
                              INSURANCE AGREEMENT

     THIS AGREEMENT made effective as of February 1, 1995, by and between EUA Service Corporation, a Massachusetts corporation having its principal place of business in Boston, Massachusetts (the "Corporation"), and Barbara A. Hassan (the "Employee").

     WHEREAS, the Employee is a valued employee of the Corporation; and

     WHEREAS, the Corporation wishes to assist the Employee with a life insurance program in recognition of the Employee's ongoing valuable contribution to the business success of the Corporation; and

     WHEREAS, the Employee is the owner of an insurance policy on his or her life, including all supplemental riders or endorsements to such insurance policy, which policy the Employee and Corporation wish to make subject to a life insurance plan pursuant to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the Parties hereto agree as follows:

                                    ARTICLE I
                             OWNERSHIP OF THE POLICY

1.1 Employee as Owner. The Employee shall be the owner of the policy (which term shall include all supplemental riders or endorsements thereto) (hereinafter the "Policy") and may exercise all ownership rights granted to the owner thereof by the terms of the Policy, except as may otherwise be provided herein. If the Employee transfers ownership of the Plan to a trustee or other third party owner, such trustee or owner shall be treated as the Employee throughout this Agreement where appropriate. The Employee and the Corporation agree that the Policy shall be subject to the terms and conditions of this Agreement.

1.2 Assignment. The Employee agrees to execute an assignment (the "Assignment") to the Corporation to secure the Corporation's rights under this Agreement, in the form required by or acceptable to the issuer of the Policy (the "Issuer"), a copy of which is attached hereto. The Assignment shall set forth the rights of the Corporation in and with respect to the Policy pursuant to the terms and conditions of this Agreement. The Employee and the Corporation agree to be bound by the terms of the Assignment.

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AGREEMENT
PAGE TWO


     (a) Corporation's Rights. The Corporation's rights with respect to the Policy shall be limited to:

          (i) The right to realize up to the Corporate Interest (See Sec. 4.3) of the fund value of the Policy on the full or partial surrender of the Policy;

          (ii) The right to realize the proceeds of the Policy as set forth in
               Section 3.2 of Article 3, below (the "Corporation's Death Benefit Portion"), in the event of the death of the Employee; and

          (iii) The right to release the Assignment upon receipt of the Corporate Interest.

     (b) Employee's Rights. The Employee shall retain all other rights as owner of the Policy, including, but not limited to, the following:

          (i) The right to cause the full or partial surrender of the Policy; provided, however, that the Employee shall give the Corporation thirty (30) days advance written notice of his exercise of such right; and

          (ii) The right to exercise all non-forfeiture or lapse option rights permitted by the terms of the Policy; and

          (iii) The right to designate and to change the beneficiary or beneficiaries of the portion of the proceeds of the Policy payable, upon the death of the Employee, to the Employee's beneficiary, pursuant to Subsection 3.1 of Article 3, below (the "Employee's Death Benefit Portion"); and

          (iv) The right to assign the Employee's rights in and with respect to the Policy.

          (v) The right to elect any optional form of settlement available with respect to the Employee's Death Benefit Portion; and,

          (vi) The right to obtain, directly or indirectly, one or more loans or advances against the fund value of the Policy and the right to pledge or assign the Policy as security for such loans or advances; provided, however, that any such actions by the Employee shall in no way diminish the Corporation's right to receive the Corporate Interest or the Corporation's Death Benefit Portion, or an equivalent amount pursuant to Subsection 1.2(a). The Employee agrees to exercise this right only with the written consent of the Corporation.

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AGREEMENT
PAGE THREE


                                   ARTICLE II
                PAYMENT OF PREMIUMS AND APPLICATION OF DIVIDENDS

2.1 Premium. As used herein, the term "premium" shall mean the planned yearly amount agreed upon between the Corporation and the Employee as the contribution toward the Policy for any year; provided, however, that such amount shall never be less than the Policy's minimum required premium for such year. "Premium" shall also include all costs associated with all supplemental riders and endorsements to the Policy.

2.2 Premium Payment: Timing. Effective February 1, 1995, the Corporation shall pay the premium on the Policy to the Issuer on or before the due date of each premium payment, and in any event, not later than the expiration of the grace period under the Policy for such premium payment. Within the policy year, the Corporation shall furnish the Employee with written notice of such timely payment.

                                   ARTICLE III
                          RIGHTS UPON DEATH OF EMPLOYEE

3.1 Employee's Death Benefit Portion. The Employee's designated beneficiary or beneficiaries, as set forth in the Policy, shall be entitled to receive (a) if the Employee dies while actively employed by the Corporation, four times the Employee's then current annual salary, or (b) if the Employee dies after retirement from the Corporation but prior to the termination of this Agreement, one-half (0.5) times the Employee's salary at time of retirement.

3.2 Corporation's Death Benefit Portion. Upon the death of the Employee, the Corporation shall be entitled to receive directly from the Insurer an amount equal to the net death benefit remaining after satisfaction of the Employee's Death Benefit Portion under Section 3.1.

                                   ARTICLE IV
           RIGHTS UPON TERMINATION OF AGREEMENT OR SURRENDER OF POLICY

4.1 Termination Defined. This Agreement shall automatically terminate upon the occurrence of any of the following events:

     (a)  the bankruptcy, receivership or dissolution of the Corporation;

     (b) the termination of employment of the Employee with the Corporation (other than by reason of death, retirement, or disability);

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AGREEMENT
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     (c)  the Employee's notice of her intent to exercise her right to surrender the Policy, pursuant to Subsection 1.2(b)(i) of Article 1, above;

     (d)  the mutual written Agreement of the Employee and the Corporation; or

     (e) the payment to the Corporation of the Corporate Interest determined pursuant to Section 4.3 below and in the manner so described.

4.2 Rights Upon Termination. Upon the termination of this Agreement as specified above, the Employee shall instruct the Insurer to pay to the Corporation the amount determined pursuant to Section 4.3 of Article 4, below. Upon receipt of such amount from the Employee, the Corporation shall take all steps necessary to release the Assignment so that the Employee shall own the Policy free of all encumbrances thereon in favor of the Corporation required by this Agreement.

4.3 Corporate Interest. The Corporation shall be entitled to receive either (a) from the Employee, as specified in Section 4.2, above, or (b) from the Insurer upon surrender, from the cash value of the Policy, an amount equal to A + B - C where:

     A. is the cumulative value of all premiums paid by the Corporation (or its agent) immediately prior to such termination or surrender;

     B. is the cash value remaining under the Policy after application of Subparagraph 4.3A, if any, which exceeds the amount required to pay the then remaining benefits due to the Employee under any non-qualified benefit program maintained by Eastern Utilities Associates, the Corporation or their respective affiliates in which the Employee is a participant;

     C.   is the surrender charges, if any, imposed by the Issuer.

                                    ARTICLE V
                            ADMINISTRATIVE PROVISIONS

5.1 Issuer's Responsibility. The Issuer shall not be considered a party to this Agreement and shall not be bound hereby. No provision of this Agreement, or any amendment hereof, shall in any way enlarge, change, vary or affect the obligations of the Issuer as expressly provided in the Policy, except as the same may become a part of the Policy by acceptance by the Issuer of the Assignment.

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AGREEMENT
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5.2  Amendment. This Agreement may be amended only by express written Agreement signed by both the Employee and a duly authorized representative of the Corporation.

5.3 Notice. Any and all notices required to be given under the terms of this Agreement shall be given in writing and signed by the appropriate party, and shall be sent by certified mail, postage prepaid, to the appropriate address set forth below:

     (a)  to the Employee at:

          Barbara A. Hassan
          596 Harvard Street
          Fall River, Massachusetts 02720

     (b)  to the Corporation at:

          EUA Service Corporation
          One Liberty Square
          Boston, Massachusetts 02109

5.4 Heirs. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Employee, his or her successors, heirs and the executors or administrators of the estate of the Employee, and to the Corporation and its successors. The Employee and the Corporation agree that either party may assign its interest under this Agreement upon the prior written consent of the other party hereto, and any assignee shall be bound by the terms and conditions of this Agreement as if an original party hereto.

5.5 Interpretation. This Agreement and the interests of the Employee and the Corporation hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Venue shall lie in Suffolk County, Massachusetts.

5.6 Terms. This Agreement shall be effective as of the date first above written, and shall continue until terminated as herein provided or until all covenants herein activated by the death of the Employee are fully carried out.

5.7 Headings. Any headings or captions in this Agreement are for reference purposes only, and shall not expand, limit, change or affect the meaning of any provision of this Agreement.

5.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

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AGREEMENT
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5.9  Fiduciary. The Treasurer of Eastern Utilities Associates shall serve as the named fiduciary and administrator (hereinafter the "Fiduciary") of the split-dollar arrangement established pursuant to this Agreement. The Fiduciary shall have full power to administer this Agreement, and the Fiduciary's actions with respect hereto shall be binding and conclusive upon all persons for all purposes; subject to Section 5.10 of this Article
     5. The Fiduciary shall not be liable to any person for any action taken or omitted in connection with its responsibilities, rights and duties under this Agreement unless attributable to willful misconduct or lack of good faith.

5.10 Claims Procedure. Any controversy or claim arising out of or relating to this Agreement shall be filed with the Fiduciary which shall make all determinations concerning such claim. Any decision by the Fiduciary denying such claim shall be in writing and shall be delivered to all parties in interest in accordance with the notice provisions of Section 5.3 hereof. Such decision shall set forth the reasons for denial in plain language. Pertinent provisions of the Agreement shall be cited and, where appropriate, an explanation as to how the Employee can perfect the claim will be provided. This notice of denial of benefits will be provided within 90 days of the Fiduciary's receipt of the Employee's claim for benefits. If the Fiduciary fails to notify the Employee of his decision regarding his claim, the claim shall be considered denied, and the Employee shall then be permitted to proceed with his appeal as provided in this Section.

     An Employee who has been completely or partially denied a benefit shall be entitled to appeal this denial of his claim by filing a written statement of his position with the Fiduciary no later than sixty (60) days after receipt of the written notification of such claim denial. The Fiduciary shall schedule an opportunity for a full and fair review of the issue within thirty (30) days of receipt of the appeal.

     The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Agreement provisions on which the decision is based.

     Following his review of any additional information submitted by the Employee, either through the hearing process or otherwise, the Fiduciary shall render a decision on his review of the denied claim in the following manner:

     (a) The Fiduciary shall make his decision regarding the merits of the denied claim within 60 days following his receipt of the request for review (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). He shall deliver the decision to the claimant in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the Employee prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

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AGREEMENT
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     (b)  The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Agreement provisions on which the decision is based.

     IN WITNESS WHEREOF, the parties hereto have hereto set their hands and seals as of the day and year first above written.

EUA Service Corporation


By /s/ Illegible
   ---------------------------------
Its: Vice President


The Employee


/s/ Barbara A. Hassan
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Barbara A. Hassan
(Name of Employee)